Exhibit 24
Powers of Attorney

I hereby constitute and appoint A. William Higgins, Stephen M. Nolan, Elisabeth Indriani, and Joseph M. Gaug, as my true and lawful attorney-in-fact and agent, with full power of substitution, for me and in my name, in any and all capacities, to sign on my behalf the Annual Report on Form 10-K of Albany International Corp. for the fiscal year ended December 31, 2022, and any amendment or supplement thereto; and to file such Annual Report on Form 10-K, and any such amendment or supplement, with the Securities and Exchange Commission and any other appropriate agency pursuant to applicable laws and regulations.

IN WITNESS WHEREOF, I have hereunto set my hand this 24th day of February, 2023.

/s/ Erland E. Kailbourne	/s/ A. William Higgins
Erland E. Kailbourne	A. William Higgins
Chairman of the Board and Director	President and Chief Executive
Officer and Director
(Principal Executive Officer)

/s/ Stephen M. Nolan	/s/ Elisabeth Indriani
Stephen M. Nolan	Elisabeth Indriani
Chief Financial Officer and Treasurer	Vice President - Controller
(Principal Financial Officer)	(Principal Accounting Officer)

/s/ John R. Scannell	/s/ Katharine L. Plourde
John R. Scannell	Katharine L. Plourde
Director	Director

/s/ Kenneth W. Krueger	/s/ J. Michael McQuade
Kenneth W. Krueger	J. Michael McQuade
Director	Director

/s/ Mark J. Murphy	/s/ Christina M. Alvord
Mark J. Murphy	Christina M. Alvord
Director	Director

/s/ Russell E. Toney
Russell E. Toney
Director